 Workstream Inc. Closes on $15 Million Debt Facility

Maitland, FL, October 12, 2006 - Workstream Inc. (NASDAQ - WSTM), a provider of On-Demand Enterprise Workforce Management software, today announced that it has closed on the previously announced $15 million Term Note with Hilco Financial, LLC.

About Workstream Inc.

Workstream provides enterprise workforce management solutions and services that help companies manage the entire employee lifecycle - from recruitment to retirement. Workstream’s TalentCenter provides a unified view of all Workstream products and services including Recruitment, Benefits, Performance, Compensation, Development and Transition. Access to TalentCenter is offered on a monthly subscription basis under an on-demand software delivery model to help companies build high performing workforces, while controlling costs. With nine offices across North America, Workstream services customers including Chevron, The Gap, Home Depot, Kaiser Permanente, Motorola, Nordstrom, Samsung, Sony Music Canada, VISA and Wells Fargo. For more information visit www.workstreaminc.com or call toll free 1-866-470-WORK.

About Hilco Financial

Hilco Financial, LLC [www.hilcofinancial.com] provides senior secured bridge loans to facilitate mergers, acquisitions and specialized corporate funding requirements.  In addition, the company also acquires senior distressed debt.  Headquartered in Northbrook, Illinois, Hilco Financial supports the activities of private equity firms, hedge funds, investment banks and senior lenders.  Hilco Financial is part of the Hilco Organization [www.hilcotrading.com], a world leader in the valuation, acquisition, disposition and specialized debt and equity financing of businesses and business assets.

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Workstream's management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: inability to grow our client base and revenue because of the number of competitors and the variety of sources of competition we face; client attrition; inability to offer services that are superior and cost effective when compared to the services being offered by our competitors; inability to further identify, develop and achieve success for new products, services and technologies; increased competition and its effect on pricing, spending, third-party relationships and revenues; as well as the inability to enter into successful strategic relationships and other risks detailed from time to time in filings with the Securities and Exchange Commission.

For more information contact:

Investor Relations:

Matt Middendorf
Workstream Inc.
Tel: 866-953-8800 ext. 888
Email: investorrelations@workstreaminc.com